UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) Of The Securities Exchange Act Of 1934

Date of report (Date of earliest event reported) May 15, 2009

PHOTRONICS, INC.
(Exact name of registrant as specified in its charter)

Connecticut	0-15451	06-0854886
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

15 Secor Road, Brookfield, CT	06804
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, including area code (203) 775-9000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Entry into Material Definitive Agreement

On May 15, 2009, the Company entered into Amendment No. 5 to the Credit Agreement (“Amendment No. 5”). The Credit Agreement was originally entered into on June 6, 2007 and was previously amended on April 25, 2008, October 31, 2008, December 5, 2008 and December 12, 2008. The Credit Agreement was entered into among the Company, the Lenders Party thereto and JPMorgan Chase Bank, National Association as Administrative Agent and Collateral Agent, Citizens Bank of Massachusetts, HSBC Bank USA, National Association and Citibank, N.A. as Co-Syndication Agents (the “Credit Agreement”). Amendment No. 5 modified the maturity date of the Credit Agreement to January 31, 2011 and reduced the overall borrowing availability by $5 million to $130 million.  Amendment No. 5 also increased the Company’s borrowing limit under the Credit Agreement from $120 to $130 million as of November 1, 2009 and from $100 to $110 million as of January 31, 2010 through maturity.  Amendment No. 5 provides for PIK interest as calculated under the Credit Agreement and amended the Maximum Senior Leverage Ratio and Total Leverage Ratio, Minimum Unrestricted Cash Balance, Minimum Fixed Charge Coverage Ratio, Minimum EBITDA and Maximum Capital Expenditures all as defined in the Credit Agreement.  As part of Amendment No. 5, the Company also entered into a Warrant Agreement and Registration Rights Agreement.  Pursuant to the Warrant Agreement, the Company has issued Warrants at $0.01 per share which can be exercised for up to 5% of the Company’s outstanding common stock (2,087,878 shares). The exercise period of the warrants is for a period of 5 years and expires May 15, 2014.  Forty percent (40%) of the warrants can be exercised as of May 15, 2009 through May 15, 2014 and three additional twenty percent (20%) increments can be exercised after October 31, 2009, April 30, 2010 and October 31, 2010.  The Warrant Agreement also allows for clawback of up to sixty percent (60%) of the warrants if the Company pays down debt beyond the step-down provisions in the Credit Agreement.  The Warrant Agreement also contains restrictive put provisions after May 15, 2012 and calls provisions after May 15, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHOTRONICS, INC.
(Registrant)

DATE:	May 21, 2009	BY	/s/ Richelle E. Burr
Richelle E. Burr
Vice President, Associate General Counsel

PHOTRONICS, INC.